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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement No. 811-08690 on Form N-14 of the MassMutual Core Bond Fund, MassMutual Core Value Equity Fund and MassMutual Small Cap Equity Fund, formerly known as Small Cap Value Equity Fund, (each a separate series of the MassMutual Institutional Funds), of our reports dated February 17, 2004 appearing in the Annual Report to the Board of Trustees and Shareholders of MassMutual Institutional Funds for the year ended December 31, 2003. In addition, we also consent to the incorporation by reference of our reports in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the references to us in the Agreement and Plan of Reorganization as "Report of Independent Accountants" and "Experts" in the Statement of Additional Information.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
September 24, 2004